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                                                          EXHIBIT 2.4

                     STOCK PURCHASE AGREEMENT



      THIS AGREEMENT is made and entered into as of the 21st day of December, 1997, by and between Smith Barney Inc., IRA Rollover
Custodian for William H. Cosby, Jr., (the "Seller") and THE COCA-COLA BOTTLING COMPANY OF THE NORTHEAST, a Delaware corporation ("Purchaser"), under the following circumstances:

           A. Smith Barney Inc. has succeeded to the ownership of certain customer accounts of Shearson Lehman Hutton Inc., among them the account identified in this document as the "Seller."

           B. The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, 3,933 shares of the Convertible Preferred Stock, par value $100 per share, of The Coca-Cola Bottling Company of New York, Inc., a Delaware corporation
(the "KONY Stock"). The sale of the KONY Stock by the Seller and the purchase by the Purchaser is herein called the "Transaction".

           C. This document is being executed to record the agreement of the parties with respect to the Transaction, which is as follows:

           1.   Closing.   The transaction shall be closed on
January 5, 1998. On the closing date, unless the parties have agreed otherwise, there shall occur an exchange by facsimile of the certificates and agreements required by subsections 1(b) and 1(c), and the delivery of funds required by subsection 1(a). Any items exchanged by facsimile will, upon the Seller's receipt of the consideration, be sent by the party obligated to make such delivery to the party entitled to receive such delivery by Federal Express or similarly recognized courier service for delivery on the next business day. At the closing:

                (a) The purchase price for the 3,933 shares of KONY Stock will be $2,078,881.74, paid to the Seller in immediately available funds to the account previously specified by the Seller.

                (b)  The Seller shall deliver to the Purchaser:

                     (i)  Certificate No. 26 evidencing ownership
           of the KONY Stock, issued in the name of Seller, together with its duly executed stock power, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange; and

                     (ii)  The Agreement identified in subsection
           1(c)(ii), below, signed by the Seller.





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                (c)  The Purchaser shall deliver to the Seller,
substantially in the forms annexed as Exhibit A:

                     (i)  Consent of The Coca-Cola Company
           ("CCC") to the Transaction as required by the Stock
           Purchase Agreement dated as of September 2, 1983 among CCC, SAH Enterprises, Inc. Accumulator and Future Services Pension Trust, and William H. Cosby, Jr. (the
           "Transfer Agreement"); and

                     (ii) Agreement to terminate the
           put/call options created under the Put/Call Option
           Agreement dated November 21, 1995, among the Seller, CCC, and The Coca-Cola Bottling Company of New York, Inc., effective upon the completion of the Transaction, signed by CCC and the Purchaser.

           2.   Representations and Warranties of Seller.

                (a)  The Seller has legal ownership of the KONY
Stock and has full corporate power and authority to execute and deliver this Agreement and to transfer to the Purchaser the KONY
Stock to which this Agreement relates.

                (b) Except as otherwise set forth in the Transfer Agreement and the Put/Call Agreement, the KONY Stock (i) is free and clear of any liens, restrictions, claims, equities, charges, options or other encumbrances created by the Seller and, (ii) to the knowledge of the Seller, has no defects of title whatsoever.

                (c) The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions described in this Agreement for which the Purchaser could become liable or obligated.

                (d) The Seller's representations and warranties shall survive the delivery of the KONY Stock.

           3.   Representations and Warranties of Purchaser.

                (a) The Purchaser has full corporate power and authority to execute and deliver this Agreement and to purchase the KONY Stock to which this Agreement relates.

                (b) The Purchaser hereby represents and warrants that Purchaser is acquiring the KONY Stock for investment for Purchaser's account, with the intent of holding the KONY Stock for investment, without the present intent of participating directly or indirectly in a distribution of the KONY Stock, and without the participation of any other person in any part of the purchase.

                (c)  The Purchaser's representations and
warranties shall survive the delivery of the KONY Stock.







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           4.   Miscellaneous.

                (a)  Time is of the essence of this Agreement.

                (b) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


           IN WITNESS WHEREOF, this Agreement is signed by the parties as of the date first above written.

                              SELLER:

                               Smith Barney Inc.
                               IRA Rollover Custodian for
                               William H. Cosby, Jr.


                                  /S/  LEE BEATTIE
                               By:--------------------------------
                                        Senior Vice President and
                                  Its:  Branch Manager
                                      -----------------------------


                               PURCHASER:
                               The Coca-Cola Bottling Company
                                 of the Northeast

                                   /S/ VICKI R. PALMER
                               By:---------------------------------

                                  Its:  Vice President
                                      -----------------------------

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                          SCHEDULES AND EXHIBITS TO
                           STOCK PURCHASE AGREEMENT

    EXHIBIT A -- Consent of The Coca-Cola Company to the
                 Transaction; Termination of Put/Call Options

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